UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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HF Financial Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On November 16, 2011, the Company mailed the following letter to its shareholders:

November 16, 2011

Dear Fellow Shareholder:

At our Annual Meeting of Shareholders on December 13, 2011 you have the opportunity to reelect two independent and highly qualified members of our Board of Directors — Christine E. Hamilton and Thomas L. Van Wyhe.  Your vote on the enclosed BLUE proxy card is important.  Your Board of Directors and management team includes several strong recent additions bringing a fresh perspective to the business, and together we are executing our strategic plan to deliver long-term value for all shareholders.  With their first-hand knowledge of our local markets and the needs of the customers we serve, Ms. Hamilton and Mr. Van Wyhe are important contributors to our success.  We encourage shareholders to vote the enclosed BLUE proxy card FOR our nominees so that we can deliver the value that rightly belongs to you.

HF FINANCIAL’S NEW LEADERSHIP TEAM IS EXECUTING

A STRATEGIC PLAN TO DELIVER VALUE TO YOU

New additions to HF Financial’s senior leadership team include our recently appointed interim CEO, Steve Bianchi, who joined the company in 2010 and has over 26 years of commercial and retail banking experience primarily in the Midwest.  Our CFO, Brent Olthoff, was appointed in November 2010.  I joined the Board in November 2010 and was elected Chairman in October 2011.  Today our Board consists of six, truly independent directors.  Together we are building on HF Financial’s many strengths and executing well on a strategic plan to deliver long-term value to you.  Our plan includes the following key initiatives:

Focus on Stable and Growing Markets.  Our company operates an exceptional community banking franchise in the attractive Sioux Falls and Minneapolis/St. Paul (“Twin Cities”) markets.   South Dakota’s second quarter 2011 personal income increased by 2.2% compared to the first quarter of 2011, which was the second highest growth rate of all states over the same time period, and the state’s unemployment is the third lowest in the country at 4.7%.  We also believe the Twin Cities market presents an attractive opportunity for our customer service focused community banking franchise.  We are taking a disciplined approach to expansion in these markets whether organically or through accretive acquisitions.

Maintain Strong Capital Base to Preserve Strategic Flexibility.  The company raised $20 million in 2009 to bolster capital ratios at a time of serious macroeconomic uncertainty.  Our capital ratios are well above the regulatory minimums, which gives us the ability to pursue profitable growth opportunities.

Gain Share in Deposits and Loans.  Since 2006, and despite an environment of declining interest rates, the company has grown deposits by approximately 15%, reduced its reliance on typically higher-cost, less stable deposit types such as out-of-market CDs, increased checking accounts to 25% of total deposits and built a more diversified funding base.  With continuing turmoil among many of the larger regional and national banks, the company is well-positioned to gain deposit share as many customers shift their banking relationships to local banks.

Enhance Diversification of Strategic Business Mix Within Loan Portfolio.  Our business mix is well diversified with commercial and agricultural banking services, consumer loans, mortgages and other services.   As of September 30, 2011, we had an $817 million loan portfolio with no industry sector comprising more than 28% of total loans.  Agriculture, commercial real estate and consumer loans continue to be our largest segments, and we plan to continue to diversify into areas such as commercial business and multifamily residential loans.

HF Financial’s core performance relative to peers has been solid through the downturn,  including increasing deposit growth and improvement of our nonperforming assets to just 2.64% of total assets as of September 30, 2011.  That said, we are always looking to enhance our performance, and we are working hard to improve execution and overall performance while we execute our strategic plan.

PL CAPITAL’S UNNECESSARY PROXY CONTEST IS NOT

IN THE BEST INTERESTS OF SHAREHOLDERS

As you may know, PL Capital LLC has nominated a principal of the fund, John Palmer, for election to the HF Financial Board. We value the views of all shareholders and have attempted to engage PL Capital multiple times to address their requests.  Unfortunately, PL Capital has rebuffed our efforts and is continuing to pursue a proxy contest that is costly for shareholders and a distraction to the company.

PL Capital Rejected Our Good Faith Outreaches and Offer.  In August and October, we offered to engage in discussions with PL Capital but were rebuffed.  More recently, we offered to expand the Board to seven members and appoint Mr. Palmer to the newly created seat at the first Board meeting following the company’s annual meeting.  In return, we requested that PL Capital support our two nominees, Ms. Hamilton and Mr. Van Wyhe, for election to the Board at the annual meeting.  Unfortunately, PL Capital rejected our offer out-of-hand.

We believe PL Capital’s rejection of our offer and running of an unnecessary contest raises questions about their motivations and self-interests.  This contest, which PL Capital has forced on us, is an unnecessary expense and a distraction to the company.  We do not believe PL Capital is acting in the best interests of all shareholders, and therefore we urge you to vote FOR our dedicated, independent nominees.

PL Capital Wants to Force a Sale of the Company in a Suboptimal Market.  We believe PL Capital’s sole aim in nominating a director is to attempt to force a sale of the company.  PL Capital’s own website states clearly the mission of the firm:  “…acquiring stakes in undervalued banks and thrifts, and participating in the long term consolidation of the banking industry.”

We take our fiduciary duties very seriously and while we are not fundamentally opposed to consolidation, we believe now is the wrong time to proactively pursue a sale of the company for several reasons.  First, we believe HF Financial is undervalued by the market at this time, in part because our core earnings power has not been reflected in our recent results.  Second, the average multiple (price to tangible book value) for recent acquisitions in our sector has been less than 60% of the median multiple over the past 10 years.   Third, we are in the midst of executing our strategic plan to build greater long-term value.  We believe PL Capital’s perspective on HF Financial is short-sighted and not in the best interests of all shareholders.

VOTE THE BLUE PROXY CARD TODAY FOR HF FINANCIAL’S NOMINEES

Thank you again for your continued support.

Sincerely,

Michael M. Vekich

Chairman of the Board

Your Vote Is Important, No Matter How Many Shares You Own.

If you have questions about how to vote your shares on the BLUE proxy card, or need additional assistance, please contact the firm
assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833

Important Information

This material may be deemed to be solicitation material in respect of the solicitation of proxies from the Corporation’s stockholders in connection with the Corporation’s 2011 Annual Meeting of Stockholders (the “Annual Meeting”).  The Corporation has filed with the Securities and Exchange Commission (the “SEC”) and mailed to its stockholders a proxy statement in connection with the Annual Meeting (the “Annual Meeting Proxy”), and advises its stockholders to read the Annual Meeting Proxy and any and all supplements and amendments thereto because they contain important information.  Stockholders may obtain a free copy of the Proxy Statement and other documents that the Corporation files with the SEC at the SEC’s website at www.sec.gov.  The Proxy Statement and these other documents may also be obtained upon request addressed to the Secretary of the Corporation at 225 South Main Avenue, Sioux Falls, South Dakota 57104.

Certain Information Concerning Participants

The Corporation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of the Corporation’s stockholders in connection with its Annual Meeting.  Stockholders may obtain information regarding the names, affiliations and interests of such individuals in the Corporation’s proxy statement related to its 2011 Annual Meeting of Stockholders, filed with the SEC on November 15, 2011.

Forward-Looking Statements

This letter and other reports issued by the Company, including reports filed with the SEC, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•                  Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, adequacy of loan loss reserves, tax benefit or other financial items.

•                  Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•                  Forecasts of future economic performance.

•                  Use and descriptions of assumptions and estimates underlying or relating to such matters.

Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts.  They often include words such as “look-forward,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may”.

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term environments); deposit outflows, reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan and lease portfolios; the ability or inability of the Company to manage interest rate and other risks; unexpected or continuing claims against the Company’s self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; and the other risks detailed from time to time in the Company’s SEC filings.

Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  Although the Company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.